PRICING SUPPLEMENT NO. 1206AN Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-162195 Dated June 10, 2011 $2,073,720 Deutsche Bank AG Trigger Autocallable Optimization Securities

Linked to the Performance of Brent Crude Futures Contracts due June 18, 2012

Investment Description

Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of brent crude futures contracts, as determined by reference to the settlement price of the applicable first nearby month’s expiring brent crude futures contract (the “Underlying Commodity”) as traded on the IntercontinentalExchange (“ICE”). If the Settlement Price of the Underlying Commodity on any quarterly Observation Date (first occurring on September 12, 2011 and quarterly thereafter, including the Final Valuation Date) is equal to or greater than the Initial Price, Deutsche Bank AG will automatically call the Securities and pay you a Call Price equal to your initial investment plus a Call Return based on a Call Return Rate of 16.75% per annum. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Price is not less than the Trigger Price, at maturity Deutsche Bank AG will pay you an amount equal to your initial investment. However, if the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% for every 1.00% decline in the Final Price as compared to the Initial Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive interest payments during the term of the Securities. You will receive a positive return on your Securities only if the Settlement Price of the Underlying Commodity on any Observation Date (including the Final Valuation Date) is equal to or greater than the Initial Price. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call and any contingent repayment of your initial investment provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features

❑	Market Exposure to Brent Crude Futures Contracts — The Securities provide exposure to the performance of brent crude futures contracts, as traded on the ICE.

❑

Call Return — If the Settlement Price of the Underlying Commodity on any Observation Date (first occurring on September 12, 2011 and quarterly thereafter, including the Final Valuation Date) is greater than or equal to the Initial Price, we will automatically call the Securities and pay you a Call Price equal to your initial investment plus a Call Return based on a Call Return Rate of 16.75% per annum. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have downside market exposure to the Underlying Commodity at maturity, subject to any contingent repayment of your initial investment.

❑

Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If you hold the Securities to maturity and the Final Price is not less than the Trigger Price, we will pay you your initial investment at maturity. If the Final Price is less than the Trigger Price, however, Deutsche Bank AG will repay less than your initial investment, resulting in a loss that is proportionate to the decline in the price of the Underlying Commodity. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call and any contingent repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date	June 10, 2011

Settlement Date	June 15, 2011

Final Valuation Date[1]	June 13, 2012

Maturity Date[1]	June 18, 2012

[1]	See page 3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING COMMODITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Autocallable Optimization Securities linked to the performance of brent crude futures contracts. The Securities are our unsubordinated and unsecured debt obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.

Offering	Underlying Commodity	Call Return Rate	Initial Price†	Trigger Price	CUSIP/ISIN
Trigger Autocallable Optimization Securities	ICE-Traded Brent Crude Futures Contracts	16.75% per annum, non-compounded	$118.78	$95.024, equal to 80% of the Initial Price	2515A17D7/ US2515A17D75
†	Subject to adjustment for non-trading days and certain market disruption events.

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement AN dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 29, 2009 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement and product supplement AN. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.15	$9.85
Total	$2,073,720.00	$31,105.80	$2,042,614.20
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI“) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,073,720.00	$240.76

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with product supplement AN dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement AN dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200338/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Initial Price,” “Final Price,” “Settlement Price,” and “Trigger Price” in this pricing supplement shall be deemed to refer to “Initial Level,” “Final Level,” “Closing Level,” and “Trigger Level,” respectively, as defined in the accompanying product supplement. Provisions under “Description of Securities – Payment on the Securities – Consequences for Adjustments to Valuation Dates – Commodity Hedging Disruption Events” in the accompanying product supplement do not apply to this pricing supplement.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 4 of this pricing supplement and “Risk Factors” on page 6 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:

♦	You believe the Settlement Price of the Underlying Commodity on any Observation Date, including the Final Valuation Date, will be greater than or equal to the Initial Price.

♦	You can tolerate the loss of some or all of your investment and are willing to make an investment that may have similar downside market risk as the Underlying Commodity.

♦

You are willing and able to hold Securities that will be called on the earliest Observation Date on which the Settlement Price of the Underlying Commodity is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to maturity for a term of 1 year, and are not seeking an investment for which there will be an active secondary market.

♦

You understand and accept that you will not participate in any appreciation in the price of the Underlying Commodity, which may be significant, and you are willing to make an investment the return of which is limited to the applicable Call Return.

♦	You are willing to invest in the Securities based on the Call Return Rate of 16.75% per annum.

♦	You do not seek current income from this investment.

♦	You fully understand the risks associated with commodity futures contracts generally, and brent crude futures contracts specifically.

♦

You are willing to assume the credit risk of Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you including any repayment of your initial investment at maturity or upon an earlier automatic call.

The Securities may not be suitable for you if, among other considerations:

♦	You do not believe that the Settlement Price of the Underlying Commodity on any Observation Date will be greater than or equal to the Initial Price.

♦	You believe the Securities will not be called and the Final Price will be less than the Trigger Price.

♦	You seek an investment designed to repay the full amount of your initial investment at maturity.

♦	You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment that could have similar downside market risk as the Underlying Commodity.

♦	You seek an investment that participates in the full appreciation in the price of the Underlying Commodity or that has unlimited return potential.

♦	You are unwilling to invest in the Securities based on the Call Return Rate of 16.75% per annum.

♦

You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Settlement Price of the Underlying Commodity is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Securities to maturity for a term of 1 year, and seek an investment for which there will be an active secondary market.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You seek current income from this investment.

♦	You do not fully understand the risks associated with commodity futures contracts generally, and brent crude futures contracts specifically.

♦

You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any repayment of your initial investment at maturity or upon an earlier automatic call.

Indicative Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Security (subject to a minimum purchase of 100 Securities, or $1,000)

Term	1 year, subject to a quarterly automatic call first occurring on September 12, 2011

Trade Date	June 10, 2011

Settlement Date	June 15, 2011

Final Valuation Date	June 13, 2012

Maturity Date[1]	June 18, 2012

Underlying Commodity

The Securities are linked to the performance of brent crude futures contracts, as determined by reference to the official settlement price per barrel of Brent Blend Crude Oil on the IntercontinentalExchange (“ICE”) of the futures contract set to expire in the applicable first nearby month, stated in U.S. dollars, as made public by ICE.

Call Feature

The Securities will be automatically called if the Settlement Price of the Underlying Commodity on any Observation Date is greater than or equal to the Initial Price. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.

Observation Dates	Quarterly, beginning after three months, on the following dates: September 12, 2011, December 12, 2011, March 12, 2012 and June 13, 2012 (the “Final Valuation Date”).

Call Settlement Dates	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date.

Call Return and Call Return Rate	The Call Return increases the longer the Securities are outstanding and is based upon a Call Return Rate of 16.75% per annum.

Call Price

The Call Price equals your initial investment per Security plus the product of your initial investment per Security and the applicable Call Return. The table below reflects a Call Return Rate of 16.75% per annum.

Observation Dates	Call Settlement Dates	First Nearby Month Futures Contract	Call Return*	Call Price* (per $10.00 Security)
September 12, 2011	September 15, 2011	October 2011 contract, set to expire in September 2011	4.1875%	$10.4188
December 12, 2011	December 15, 2011	January 2012 contract, set to expire in December 2011	8.3750%	$10.8375
March 12, 2012	March 15, 2012	April 2012 contract, set to expire in March 2012	12.5625%	$11.2563
June 13, 2012 (Final Valuation Date)	June 18, 2012 (Maturity Date)	July 2012 contract, set to expire in June 2012	16.7500%	$11.6750

*	The Call Return and Call Price have been rounded for ease of analysis.

Payment at Maturity (per $10.00 Security)

If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Security.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than your initial investment; equal to:

$10.00 + ($10.00 × Underlying Return);

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Price – Initial Price Initial Price

Trigger Price	$95.024, equal to 80.00% of the Initial Price

Settlement Price

On any scheduled trading day, the official settlement price per barrel of Brent Blend Crude Oil on the IntercontinentalExchange (“ICE”) of the futures contract set to expire in the applicable first nearby month, stated in U.S. dollars, as made public by ICE.

Initial Price[2]	$118.78, the Settlement Price of the Underlying Commodity on the Trade Date, determined by reference to the July 2011 brent crude futures contract which is set to expire in June 2011.

Final Price[2]	The Settlement Price of the Underlying Commodity on the Final Valuation Date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

[1]	Subject to postponement as described under “Description of Securities — Payment on the Securities — Consequences for Adjustments to Valuation Dates” in the accompanying product supplement.
[2]	Subject to adjustment for non-trading days and certain market disruption events.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Commodity. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF YOUR INITIAL INVESTMENT — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay your initial investment in the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you your initial investment. However, if the Securities are not automatically called on any Observation Date and the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return, resulting in a loss of your initial investment that is proportionate to the decline in the price of the Underlying Commodity. Accordingly, you could lose your entire initial investment.

♦

APPRECIATION POTENTIAL IS LIMITED TO THE CALL RETURN — The return potential of the Securities is limited to the applicable Call Return which is based on a Call Return Rate of 16.75% per annum, regardless of the performance of the Underlying Commodity. You will not participate in any potential appreciation of the Underlying Commodity, which could be significant. In addition, since the Call Return increases the longer the Securities are outstanding and the Securities could be called as early as the first Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. As a result, an investment directly in the Underlying Commodity could provide a better return than an investment in the Securities.

♦

CONTINGENT REPAYMENT OF YOUR INITIAL INVESTMENT APPLIES ONLY IF YOU HOLD THE SECURITIES TO MATURITY — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative your initial investment even if the Settlement Price of the Underlying Commodity is above the Trigger Price.

♦

RISKS RELATING TO THE CREDIT OF THE ISSUER — The Securities are unsubordinated and unsecured debt obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call and any contingent repayment of your initial investment provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦

COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — Commodity futures contracts such as the Underlying Commodity are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the Securities. The effect on the value of the Securities of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest. For example, we may become subject to position limits on commodities and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the Securities and could impact the value of your Securities or the amount payable to you at maturity or upon an automatic call.

♦

REINVESTMENT RISK — If your Securities are called early pursuant to the Call Feature, the holding period over which you would receive the Call Return Rate of 16.75% per annum could be as little as one quarter. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦

HIGHER CALL RETURN RATES ARE GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Greater expected volatility with respect to the Underlying Commodity reflects a higher expectation as of the Trade Date that the Settlement Price of the Underlying Commodity could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is set on the Trade Date, the Underlying Commodity’s volatility can change significantly over the term of the Securities. The price of the Underlying Commodity could fall sharply, which could result in a significant loss of your initial investment.

♦	NO COUPON PAYMENTS — Deutsche Bank AG will not pay any interest or coupon payments with respect to the Securities.

♦

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES, OR UBS OR ITS AFFILIATES, IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the Securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Such trading and hedging activities may have a material adverse effect on the Underlying Commodity and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying Commodity on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the Securities.

♦

INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING COMMODITY OR OTHER RELATED CONTRACTS — The return on your Securities may not reflect the return you would realize if you directly invested in the Underlying Commodity, or any exchange-traded or over-the-counter instruments based on the Underlying Commodity. For instance, you will not have any rights that holders of such commodity or instruments have.

♦

IF THE PRICE OF THE UNDERLYING COMMODITY CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your Securities may trade quite differently from the Underlying Commodity. Changes in the market price of the Underlying Commodity may not result in a comparable change in the value of your Securities.

♦

THE SECURITIES HAVE CERTAIN BUILT-IN COSTS — While the Payment at Maturity or Call Price due upon an automatic call described in this pricing supplement is based on your entire initial investment, the original Issue Price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE SECURITIES — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the Settlement Prices of the Underlying Commodity, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the price of brent crude, and of the prices of exchange-traded futures contracts for the purchase or delivery of brent crude;

♦	global supply and demand for brent crude, and supply and demand for exchange-traded futures contracts for the purchase or delivery of brent crude;

♦	the time remaining to maturity of the Securities;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

POTENTIAL DEUTSCHE BANK AG IMPACT ON PRICE — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying Commodity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Commodity, may adversely affect the market value of the Underlying Commodity and therefore, the value of the Securities.

♦

POTENTIAL CONFLICT OF INTEREST — Deutsche Bank AG and its affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging its obligations under the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Price of the Underlying Commodity and Payment at Maturity or Call Price due upon an automatic call based on the Settlement Price of the Underlying Commodity in the market. The calculation agent will determine whether there has been a market disruption event and can postpone the determination of the Settlement Price of the Underlying Commodity if a market disruption event occurs on any of the Observation Dates (including the Final Valuation Date).

♦

WE AND OUR AFFILIATES, OR UBS AG AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE FINAL PRICE AND THE VALUE OF SECURITIES — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Commodity to which the Securities are linked.

♦

SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The payment on the Securities is linked exclusively to the price of brent crude futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of brent crude futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a Security linked to the prices of multiple commodities or a broad-based commodity index.

♦

THE SECURITIES OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO PHYSICAL COMMODITIES — The Securities will reflect a return based on the performance of the applicable first nearby month’s ICE-traded brent crude futures contract and do not provide exposure to brent crude spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that reflects the return on the physical commodity.

♦

PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Underlying Commodity and, as a result, the market value of the Securities, and any payments you may receive in respect of the Securities. Moreover, the prices of many commodities, particularly energy and agricultural commodities reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of Underlying Commodity and, as a result, the market value of the Securities.

♦

CHANGES IN SUPPLY AND DEMAND IN THE MARKET FOR BRENT CRUDE FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The Securities are linked to the performance of futures contracts on the underlying physical commodity, brent crude oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the settlement price of the Underlying Commodity will be determined by reference to the futures contract expiring in the applicable first nearby month, the value of the Securities may be less than would otherwise be the case if the settlement price of the Underlying Commodity had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

♦

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITIES AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Underlying Commodity, therefore, the value of the Securities.

♦

THE SECURITIES MAY BE SUBJECT TO CERTAIN RISKS SPECIFIC TO BRENT CRUDE AS A COMMODITY — Brent crude is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the Securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include:

♦	changes in the level of industrial and commercial activity with high levels of energy demand;

♦	disruptions in the supply chain or in the production or supply of other energy sources;

♦	price changes in alternative sources of energy;

♦	adjustments to inventory;

♦	variations in production and shipping costs;

♦	costs associated with regulatory compliance, including environmental regulations; and

♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Underlying Commodity, and the market value of the Securities linked to the Underlying Commodity, may offset or enhance the effect of another factor.

♦

FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS — Because futures contracts on brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Underlying Commodity will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Underlying Commodity and, therefore, the Securities.

♦

PAST PERFORMANCE OF THE UNDERLYING COMMODITY IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying Commodity may bear little relation to the historical prices of the Underlying Commodity and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying Commodity.

♦

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performance for the Underlying Commodity. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Commodity relative to its Initial Price. We cannot predict the Final Price or the Settlement Price of the Underlying Commodity on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlying Commodity. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security:

Term:	1 year, subject to a quarterly automatic call beginning after three months
Initial Price:	$118.78
Trigger Price:	$95.024 (80.00% of the Initial Price)
Call Return and Call Prices:

Observation Dates	Call Settlement Dates	Call Return	Call Price
September 12, 2011	September 14, 2011	4.1875%	$10.4188
December 12, 2011	December 14, 2011	8.3750%	$10.8375
March 12, 2012	March 14, 2012	12.5625%	$11.2563
June 13, 2012 (Final Valuation Date)	June 18, 2012 (Maturity Date)	16.7500%	$11.6750

Example 1 — The Settlement Price of the Underlying Commodity on the first Observation Date is $120.00, which is greater than the Initial Price of $118.78 — the Securities are called.

Because the Settlement Price of the Underlying Commodity on the first Observation Date is greater than or equal to the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date, the Call Price of $10.4188 per Security, representing a 4.1875% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $130.00 is greater than the Initial Price of $118.78 — the Securities are called.

Because the Securities were not previously called and the Final Price is greater than or equal to the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $11.6750 per Security, representing a 16.7500% return on the Securities.

Example 3 — The Settlement Price of the Underlying Commodity is not equal to or greater than the Initial Price on any of the Observation Dates and the Final Price of $100.00 is greater than the Trigger Price of $95.024 — the Securities are NOT called.

Because the Settlement Price of the Underlying Commodity on all of the Observation Dates is not equal to or greater than the Initial Price, the Securities are not automatically called. Because the Final Price is not less than the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity equal to $10.00 per $10.00 Security, representing a 0% return on the Securities.

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $47.512 is less than the Trigger Price of $95.024 — the Securities are NOT called.

Because the Securities are not called and the Final Price is less than the Trigger Price, your initial investment will be fully exposed to any decline in the Final Price as compared to the Initial Price. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Underlying Return) =

$10.00 + ($10.00 × -60.00%) = $4.00

If the Securities are not automatically called and the Final Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Underlying Return, resulting in a loss that is proportionate to the decline in the price of the Underlying Commodity. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment upon an automatic call and any contingent repayment of your initial investment provided at maturity, is subject to the creditworthiness of the Issuer.

Historical Information

The graph below illustrates the performance of brent crude futures contracts from June 9, 2006 to June 10, 2011. We obtained the Settlement Prices of brent crude futures contracts from Bloomberg, and we have not participated in the preparation of or verified such information. The historical prices of brent crude futures contracts should not be taken as an indication of future performance and no assurance can be given as to the Final Price or the Settlement Price of the Underlying Commodity on any Observation Date. We cannot give you assurance that the performance of the Underlying Commodity will result in the return of any of your initial investment.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange (including a call), and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. If, however, the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.15 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.